Exhibit 99.1
Teton Energy Announces Private Placement of $40 Million of Secured Convertible Debentures.
DENVER June 10, 2008. Teton Energy Corporation (“Teton” or the “Company”) (AMEX: TEC) announced today that it has entered into definitive agreements with certain investors for the private placement of $40 million in 10.75% Secured Convertible Debentures (the “Debentures”) due June 17, 2013. The placement is expected to close on or about June 17, subject to customary closing conditions. The investors have a 90-day put option whereby they may elect to reduce their investment in the Debentures by a total of 25 percent of the face amount. RBC Capital Markets Corporation acted as the sole placement agent for the offering. Proceeds of the Debentures will be used to repay indebtedness under the Company’s bank credit facility in order to open up additional availability on the facility, for capital expenditures, and other general corporate purposes.
The Debentures have a 5-year term and are convertible at the option of the holder under certain circumstances into shares of Teton’s common stock at an initial conversion price of $6.50, a 19 percent premium over the closing price of the common stock on Friday, June 6, 2008. The Debentures are secured by a second lien on all assets in which the Company’s senior lender has a collateral interest. The Debentures may not be called during the first two years of their term. Thereafter they may be provisionally called if the price of the underlying common stock is 50 percent higher than the set conversion price for at least 20 days in any 30-day period. The Debentures have a 3-year interest make-whole provision if the investors convert into Teton common stock or if the Debentures are called by issuer.
Lonnie Brock, Executive Vice President and Chief Financial Officer, stated, “This financing will give Teton increased liquidity and add flexibility in the execution of our 2008 and 2009 capital expenditure plans. Additionally, it frees up more of our $150 million bank credit facility with JPMorgan to fund future growth.”
The Company has agreed to register both the Debentures and the shares of common stock issuable upon conversion of the Debentures under the Securities Act of 1933. In addition the Company has agreed to take all steps necessary for the Debentures to be DTC eligible and to qualify for trading on the PORTAL market. In so doing, the Company has agreed to exchange the debentures for new debentures qualifying for an indenture under the Trust Indenture Act of 1939 as part of the DTC eligibility process. The Debentures and shares of common stock issuable upon their conversion have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.
Company Description. Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the eastern Denver-Julesburg Basin in

Colorado, Kansas and Nebraska, the Piceance Basin in western Colorado, the Williston Basin in North Dakota and the Big Horn Basin in Wyoming. Teton is headquartered in Denver, Colorado and is publicly traded on the American Stock Exchange under the ticker symbol “TEC”. For more information about Teton, please visit the Company’s website at www.teton-energy.com.
Forward-Looking Statements. This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.
Company contact:
Ron Wirth
Director of Investor Relations & Administration
(303) 565-4600
rwirth@teton-energy.com
www.teton-energy.com